Employment Contract

In accordance with the relevant laws, rules and regulations of the People's Republic of China, this contract of employment is entered into between Takung Cultural Development (Tianjin) Company Limited (hereinafter referred to as "Employer") and Mr. Ming Cheng, Chinese ID No: 120101198401300510 (hereinafter referred to as "Employee"), after friendly consultation in the principle of good faith, equality and mutual benefits, enter into the following agreement:

1. Commencement of Employment	Effective from January 17, 2019.
2. Probation Period	2 months (January 17, 2019 to March 16, 2019).
3. Position	Vice President
4. Duty	i. Project management ii. Assist in other ad hoc duties as assigned
5. Place of Work	Office: Room 2-1-1706 1707, Hongjun Building, Beichen District, Tianjin, China. The Employee will be required to report duty and to perform his/her work at the Office or at such other places or locations to be designated to the Employee from time to time or as the circumstances may require.
6. Normal Working Hours	The normal working hours of the Employee shall be eight hours each day, excluding meals and rest for an average of five days per weeks, for an average of forty hours per weeks. The Employee is entitled to all legal holidays and other paid leaves of absence in accordance with the laws and regulations of the PRC company's work rules. The Employer reserves the right to alter the Employee's working hours and rest days if it finds necessary. The Employee understands and agrees to such arrangement.
7. Meal Break working	From 12:00 pm to 1:00 pm Meal break is not counted as hour and is without pay.
8. Holiday	The Employee is entitled to all legal holidays and others paid leaves of absence in accordance with the laws and regulations of the PRC company's work rules.

9. Remuneration of Labour

The Salary of the Employee is RMB$30,000 per month. The Employer shall pay the salary before 17th of the following month.

The Employer shall have the right to adjust the wages of the Employee due to implementation of new wage system or post adjustment to the Employee pursuant to his performance evaluation results.

The Salary of the Employee shall be monthly paid by the Employer and the Employer shall serve as the withholding agent of the individual incoming tax of the Employee according to the applicable las and regulations on taxation.

10. Benefit

The Employee is entitled the social insurance and welfare that employer undertake for the Chinese employees in accordance with the relevant laws, rules and regulations of China.

11. Labour Discipline

The Employee shall strictly observe applicable laws and regulations of P.R.C. and obey the relevant rules including but not limited the bylaws and labour disciplines specified by the Employer. The Employee has known and understood the aforesaid rules upon the execution of the Contract and the Employee shall conscientiously carry out his duties and responsibilities.

Where the Employee violates any rules and labour disciplines stipulated by the Employer, the Employer shall take disciplinary action against the Employee in accordance with relevant laws, regulations and rules. As for whom with serious circumstance, the Employer shall have the right to terminate the Contract with immediate effect.

12. Obligations of the Employee

The Employee shall ensure all of the information; documents and certification provided are real and valid. Otherwise, the Employer shall have the right to terminate this Contract without paying any compensation.

The Employee shall respect the Chinese people's moral standards and customs.

13. Termination of Employment Contract

During the first month of the probationary period, either party may terminate the employment without notice or payment in lieu of notice. During the remainder of the

probationary period, either party may terminate the employment with seven (7) days' notice in writing or seven (7) days' salary in lieu of notice.

After probation either party may give to the other one (1) months' notice in writing or one (1) months' salary in lieu thereof to terminate the employment. After service of such notice of termination, no annual leave may be taken by the Employee before the actual date of termination of the employment.

14. Confidentiality The Employee shall not at any time whether during employment or at any time thereafter except so far as is necessary and proper in the ordinary course of employment make public or disclose to any person any information as to the Employer's practice business dealings affairs or other information which may come to his/her knowledge in the course of his/her employment.

15. Breach Liabilities Due to either party's fault, if breaching the contract to damage the other party, the damage shall be compensated by the faulty party accordance with the relevant laws and regulations of P.R.C.

The Employer and the Employee hereby declare that they understand thoroughly the above provisions and agree to sign to abide by such provisions. They shall each retain a copy of this contract for future reference. If there is any inconsistency or conflict between Chinese and English version, the Chinese version shall prevail.

The Contract is make out in two (2) copies and each party shall hold one copy. Contract shall become effective after being signed and/or sealed by both parties.

Signature of Employee	Signature and chop of Employer
Name in full: Ming Cheng	Name in Full: Wang Song
Chinese I.D. No: 120101198401300510	Position held: General Manager
Date: January 17, 2019	Date: January 17, 2019